MERCURY H&W VARIABLE TRUST

MERUCRY TOTAL RETURN BOND VIP PORTFOLIO

FILE # 811- 08163

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	MEMBER OF UNDERWRITING SYNDICATE FROM WHOM FUND PURCHASED
01/17/01	Bank of America 7.40% 01/15/11	$100,000.	$3,000,000,000.	Banc of America
03/01/01	Boeing Corp 6.10% 03/01/11	$100,000.	$750,000,000.	Goldman